EXHIBIT 5.01

January 29, 2004

Magma Design Automation, Inc.

5460 Bayfront Plaza

Santa Clara, California 95054

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Magma Design Automation, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about January 29, 2004 in connection with the registration under the Securities Act of 1933 of the offer and sale of an aggregate of 3,522,028 shares of the Company’s common stock, $.0001 par value per share (the “Stock”), which includes 2,522,103 shares subject to issuance upon the exercise of stock options to be granted under the Company’s 2001 Stock Incentive Plan (the “Incentive Plan”) and 999,925 shares for purchase rights to be granted under the Company’s 2001 Employee Stock Purchase Plan, as amended (the “Purchase Plan”, together with the Incentive Plan, the “Plans”), pursuant to automatic increases of the authorized number of shares under the Plans in accordance with the Plans’ evergreen provisions. In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on November 26, 2001, as corrected by a Certificate of Correction filed with the Delaware Secretary of State on June 5, 2002, each certified by the Delaware Secretary of State on May 20, 2003 (collectively, the “Certificate of Incorporation”);

(2)	the Company’s Amended and Restated Bylaws, certified by the Company’s Assistant Secretary on May 22, 2003 (the “Bylaws”);

(3)	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference, including the Plan and related forms of stock option agreement and exercise agreement;

(4)	the prospectuses prepared in connection with the Registration Statement (the “Prospectuses”);

(5)	the registration statements on Forms S-8 filed by the Company with the Commission on August 29, 2003 (Registration No. 333-108348), July 12, 2002 (Registration No. 333-92324) and November 30, 2001 (Registration No. 333-74278), together with the exhibits filed as a part thereof or incorporated therein by reference;

(6)	the minutes of a meeting of the Company’s Board of Directors on May 4, 2001 at which the Board of the Directors approved each of the Plans, the filing of the Registration Statement and the reservation of the Stock for sale and issuance; the minutes of a meeting of the Compensation Committee of the Board of Directors held on July 14, 2003 at which the Compensation Committee approved an amendment to the Incentive Plan to change the vesting applicable to annual non-employee director grants; we were present at a meeting of the Company’s Board of Directors held January 26, 2004 at which the Board of Directors approved an amendment to the Purchase Plan to change the date of the annual automatic increase of the number of shares reserved for issuance under the Purchase Plan; the minutes of the annual meeting of the stockholders of the Company held on August 28, 2001, at which the stockholders of the Company approved each of the Plans; and the minutes of the annual meeting of the stockholders of the Company held on August 29, 2003, at which the stockholders of the Company approved the above-described amendment to the Incentive Plan; and the Company’s records of certain other actions of the Board of Directors and stockholders relating to the election of members of the Board of Directors who were serving at the time of such approvals and amendments;

(7)	the stock records that the Company has provided to us (consisting of a certificate from the Company’s transfer agent of even date herewith verifying the number of the Company’s issued and outstanding shares of capital stock as of the date hereof, and a list of options and warrants outstanding for the Company’s capital stock and of any rights to purchase capital stock that was prepared by the Company and dated as of the date hereof verifying the number of such issued and outstanding securities); and

(8)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document entered into by the holders of the Stock and the due authorization, execution and delivery of all such documents by the such holders where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be, when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and the representations and warranties made by you to us, including, but not limited to, those set forth in the Management Certificate and have assumed the current accuracy and completeness of the information obtained from the documents referred to above. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California, of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

Based upon the foregoing, it is our opinion that the 3,522,028 shares of Stock that may be issued and sold by the Company upon the exercise of stock options to be granted by the Company under the Incentive Plan and purchase rights to be granted under the Purchase Plan, when issued, sold and delivered in accordance with the applicable plan and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the Prospectuses, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectuses constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ FENWICK & WEST LLP